EXHIBIT 5

OPINION OF DAVIS POLK & WARDWELL

[LETTERHEAD OF DAVIS POLK & WARDWELL]

March 12, 2004

E*TRADE Financial Corporation
135 East 57th St.
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to E*TRADE Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 17,902,215 shares (the “Shares”) of the Company's common stock, par value $0.01 per share (the “Common Stock”), that have become issuable pursuant to the E*TRADE Group, Inc. 1996 Stock Incentive Plan, as amended and restated through April 4, 2002 (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

             /s/ Davis Polk & Wardwell